EXHIBIT 99.1

HMS Reports Fourth Quarter and Full Year 2018 Financial Results

  Record 4Q’18 Total Revenue of $155.8 Million and Record Full Year 2018 Revenue of $598.3 Million
  4Q’18 GAAP EPS of $0.38 Per Diluted Share, Including Discrete Tax Benefits of $0.17 Per Diluted Share
  4Q’18 Adjusted EPS of $0.31 Per Diluted Share Excluding Discrete Tax Benefits of $0.17 Per Diluted Share
  4Q’18 Net Income of $33.4 Million and Adjusted EBITDA of $46.1 Million
  2019 Outlook Includes Projected Total Revenue of $640-650 Million, Net Income of $64-70 Million and Adjusted EBITDA of $170-175 Million

IRVING, Texas, Feb. 22, 2019 (GLOBE NEWSWIRE) -- HMS Holdings Corp.  (Nasdaq: HMSY) today announced financial results for the fourth quarter and full year ended December 31, 2018.

“Our fourth quarter results capped a very strong year of growth in 2018, which included record full-year revenue that increased 15%, net income that increased 37% and adjusted EBITDA that increased 30% compared to the prior year,” said Bill Lucia, Chairman and CEO.  “We significantly exceeded the expectations we outlined at the beginning of the year, due primarily to stronger than anticipated double-digit growth in both our payment integrity and total population management offerings. Our technology investments contributed meaningfully to margin expansion and improved profitability in 2018, and we believe we are only in the early stages of realizing the full benefits of this operational leverage.”

“We expect to continue our top and bottom line growth in 2019 by advancing our strategic priorities to leverage our expansive customer base, maintaining our focus on customer satisfaction and employee engagement, and taking full advantage of the scalability of our business model to further improve our profit margins and maximize the value of our data assets and technology investments,” Lucia concluded.

Fourth Quarter 2018
Total revenue in the fourth quarter of 2018 was a record $155.8 million, compared to total revenue of $148.5 million in the prior year fourth quarter (+4.9%).

Commercial revenue in the fourth quarter of 2018 was $84.2 million, compared to $77.2 million in the prior year fourth quarter (+9.1%).  State government revenue was $61.2 million in the fourth quarter of 2018, compared to $64.2 million in the prior year fourth quarter (-4.7%).  Federal and Other revenue was $10.4 million in the fourth quarter of 2018, compared to $7.1 million in the prior year fourth quarter (+46.5%).

Coordination of Benefits (COB) revenue was $98.9 million in the fourth quarter of 2018 compared to $105.7 million in the prior year fourth quarter (-6.4%). COB revenue accounted for 63.5% of total revenue in the fourth quarter of 2018, compared to 71.2% in the prior year fourth quarter.

Analytical Services revenue, which includes Payment Integrity (PI) and Total Population Management (TPM), was $56.9 million in the fourth quarter of 2018, compared to $42.8 million in the prior year fourth quarter (+32.9%).  PI revenue, excluding Medicare RAC, was $35.5 million in the fourth quarter of 2018, compared to $26.9 million in the prior year fourth quarter (+32.0%).  Medicare RAC revenue was $5.4 million in the fourth quarter of 2018, compared to $2.0 million in the prior year fourth quarter.  TPM revenue was $16.0 million in the fourth quarter of 2018, compared to $13.9 million in the prior year fourth quarter (+15.1%).

Net income in the fourth quarter of 2018 was $33.4 million, or $0.38 per diluted share, compared to $25.7 million, or $0.30 per diluted share, in the prior year fourth quarter.  In the fourth quarter of 2018, net income included tax benefits totaling $0.17 per diluted share, due primarily to certain discrete tax items related to state tax apportionments, the closure of routine outstanding prior year tax audits, the exercise of employee stock options, the abandonment of subsidiary stock related to a 2010 acquisition, and year-end federal and state tax adjustments or provision true ups.  In the fourth quarter of 2017, net income included a non-cash tax benefit of $0.18 per diluted share due to the revaluation of the Company's deferred tax balances pursuant to the corporate tax rate reduction included in federal tax legislation enacted in December 2017.

Adjusted EBITDA in the fourth quarter of 2018 was $46.1 million compared to $40.2 million in the prior year fourth quarter (+14.7%).

Adjusted EPS in the fourth quarter of 2018 was $0.48 per diluted share, including tax benefits totaling $0.17 per diluted share due primarily to the discrete tax items mentioned above. Adjusted EPS in the fourth quarter of 2017 was $0.49 per diluted share, including a non-cash tax benefit of $0.25 per diluted share due to the revaluation of the Company's deferred tax balances pursuant to the tax rate reduction included in federal tax legislation enacted in December 2017. Excluding the discrete tax items from both periods, adjusted EPS for the fourth quarter of 2018 was $0.31 per diluted share, compared to $0.24 per diluted share in the prior year fourth quarter (+29.2%).

Full Year 2018
For the year ended December 31, 2018, total revenue was a record $598.3 million, compared to 2017 total revenue of $521.2 million (+14.8%).  2018 revenue included $8.4 million in the first quarter related to a reversal of the Company’s reserve liability for open or pending Medicare RAC appeals following expiration of the original Medicare RAC contract on January 31, 2018 (the “Reserve Release”).  2018 revenue also included $51.9 million in revenue from the Company’s Eliza subsidiary, compared to $30.5 million in the prior year following the Company’s acquisition of Eliza in April 2017.  The Company estimates that, from January 1, 2017 to the acquisition date, the Eliza business generated approximately $12.6 million in revenue that has not been included in the Company’s operating results.

Full year 2018 Commercial revenue was a record $323.2 million, compared to $269.2 million in 2017 (+20.1%).  State government revenue was a record $233.9 million, compared to $227.0 million in 2017 (+3.0%).  Federal and Other revenue was $41.2 million, compared to $25.0 million in 2017 (+64.8%).

COB revenue for the full year 2018 was $397.1 million, compared to $382.7 million in 2017 (+3.8%).

Analytical Services revenue for the full year 2018 was $201.2 million, compared to $138.5 million in the prior year (+45.3%).  Year-over-year Analytical Services revenue growth would have been 33.2% if 2017 revenue were adjusted to include estimated 2017 pre-acquisition revenue of the Eliza business.  PI revenue, excluding Medicare RAC, was $123.9 million in 2018, compared to $102.0 million in the prior year (+21.5%). Medicare RAC revenue was $20.2 million in 2018, including the $8.4 million Reserve Release in the first quarter of 2018, compared to $2.4 million in 2017.  TPM revenue was $57.1 million in full year 2018, compared to $34.1 million in 2017 (+67.4%).  Year-over-year TPM revenue growth would have been 22.3% if 2017 revenue were adjusted to include estimated 2017 pre-acquisition revenue of the Eliza business.

Full year 2018 net income was $55.0 million, or $0.64 per diluted share, compared to $40.1 million, or $0.47 per diluted share, in the prior year (+37.2%).  Net income for 2018 included $0.05 per diluted share related to the Reserve Release in the first quarter of 2018 and discrete tax benefits recorded in the third and fourth quarters totaling $0.19 per diluted share.  Net income for 2017 included a non-cash tax benefit of $0.40 per diluted share, due to the revaluation of the Company’s deferred tax balances pursuant to the corporate tax rate deduction included in federal tax legislation enacted in December 2017.

Full year 2018 adjusted EBITDA was a record $162.3 million, compared to $124.6 million in the prior year (+30.2%).  Adjusted EBITDA for 2018 included $6.3 million related to the Reserve Release in the first quarter of 2018.

Adjusted EPS for the full year 2018 was $1.28 per diluted share compared to $1.11 per diluted share for the full year 2017.  Excluding the discrete tax benefits in both years described above and the Reserve Release benefit in the first quarter of 2018, adjusted EPS for 2018 was $1.04 per diluted share compared to $0.71 per diluted share for 2017 (+46.5%).

Cash Flow and Capital Resources
Net cash provided by operating activities in the twelve months ended December 31, 2018 was $96.5 million compared to $86.5 million in 2017 (+11.6%).  Capital expenditures were $30.4 million for the full year 2018, compared to $33.0 million in 2017.

The Company's balance sheet at December 31, 2018 included $178.9 million of cash and cash equivalents and $240.0 million in outstanding bank debt, compared to cash and cash equivalents of $83.3 million and outstanding bank debt of $240.0 million at December 31, 2017.

“We ended 2018 with a stronger balance sheet and enhanced liquidity to support our business growth and future investments, and expect a continuation of solid revenue growth and margin expansion in the year ahead,” said Jeff Sherman, CFO.  “The full year 2019 guidance we are issuing today reflects our expectation of high single digit to low double digit revenue growth, with net income and adjusted EBITDA increasing at a rate exceeding revenue growth.  We believe the tremendous progress we made throughout last year positions HMS well to achieve our performance goals in 2019.”

Financial Guidance for Full Year 2019

(In millions)	FY’19 Guidance	Y-Y % Change
Total Revenue	$ 640 - 650	8.4 - 10.2% [1]
Net Income	$ 64 - 70	27.2 - 39.2% [2]
Adjusted EBITDA	$ 170 - 175	9.0 - 12.2% [3]

  Reported 2018 revenue included $8.4 million related to the Reserve Release in the first quarter of 2018.  Including the Reserve Release, total revenue growth is expected to be 7.0-8.6% in 2019.  Excluding the Reserve Release, total revenue growth is expected to be 8.4-10.2% in 2019.
  Reported 2018 net income included $4.7 million related to the Reserve Release in the first quarter of 2018.  Including the Reserve Release, net income growth is expected to be 16.4-27.3% in 2019.  Excluding the Reserve Release, net income growth is expected to be 27.2-39.2% in 2019.
  Reported 2018 adjusted EBITDA included $6.3 million related to the Reserve Release in the first quarter of 2018. Including the Reserve Release, adjusted EBITDA growth is expected to be 4.7-7.8% in 2019.  Excluding the Reserve Release, adjusted EBITDA growth is expected to be 9.0-12.2% in 2019.

Key considerations underlying the Company's full year 2019 financial guidance include:

  Depreciation and amortization of approximately $44 million
  Stock-based compensation expense of approximately $22 million
  Net interest expense of approximately $12 million
  An effective annual tax rate of 28-30%
  Income taxes of $27-28 million
  Capital expenditures of $35-40 million

For additional information about the Company’s fourth quarter and full year 2018 financial results, refer to the Investor Presentation available on the Company’s website at http://investor.hms.com/events-and-presentations.

Webcast and Conference Call Information
HMS will report its preliminary fourth quarter and full year 2018 financial and operating results via webcast at 7:30 AM CT / 8:30 AM ET on Friday, February 22, 2019. The webcast will include discussion of HMS developments, forward-looking statements and other material information about business and financial matters. The webcast can be accessed via phone at 877-303–7208 (224-357–2389 for international participants), or on the HMS Investor Relations website at http://investor.hms.com/events-and-presentations. The webcast will be archived and available for replay at http://investor.hms.com/events-and-presentations. This press release and the financial statements contained herein are also available on the HMS Investor Relations website at http://investor.hms.com/press-releases.

About HMS
HMS advances the healthcare system by helping payers reduce costs and improve health outcomes. Through our industry-leading technology, analytics and engagement solutions, we save billions of dollars annually while helping health plan members lead healthier lives. HMS provides a broad range of coordination of benefits, payment integrity, population risk analytics, care management and member engagement solutions that help move the healthcare system forward. Visit us at www.hms.com follow us on Twitter at @HMSHealthcare.

Trademarks
HMS and the HMS logo are registered trademarks of HMS Holdings Corp. and/or its affiliates. Other names may be trademarks of their respective owners.

Non-GAAP Financial Measures
The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this release.

The Company believes that the non-GAAP financial measures presented in this press release are relevant and provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because the measures allow them to understand and compare the Company's actual and expected operating results during the prior, current and future periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.

Safe Harbor Statement
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Form 10-K is filed. This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward‐looking statements can be identified by words such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “likely,” “may,” “plans,” “projects,” “seeks,” “targets,” “will,” “would,” “could,” “should,” and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to future actions, business plans, objectives and prospects, future operating or financial performance and full year guidance and projections. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.

Factors that could cause or contribute to such differences, include, but are not limited to: our ability to execute our business plans or growth strategy; our ability to innovate, develop or implement new or enhanced solutions or services; the nature of investment and acquisition opportunities we are pursuing, and the successful execution of such investments and acquisitions; our ability to successfully integrate acquired businesses and realize synergies; significant competition for our solutions and services; variations in our results of operations; our ability to accurately forecast the revenue under our contracts and solutions; our ability to protect our systems from damage, interruption or breach, and to maintain effective information and technology systems and networks; our ability to protect our intellectual property rights, proprietary technology, information processes, and know-how; our failure to maintain a high level of customer retention or the unexpected reduction in scope or termination of key contracts with major customers; customer dissatisfaction or our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; our inability to manage our relationships with data sources and suppliers; reliance on subcontractors and other third party providers and parties to perform services; our ability to continue to secure contracts and favorable contract terms through the competitive bidding process; pending or threatened litigation; unfavorable outcomes in legal proceedings; our success in attracting and retaining qualified employees and members of our management team; our ability to generate sufficient cash to cover our interest and principal payments under our credit facility; unexpected changes in tax laws, regulations or guidance and unexpected changes in our effective tax rate; unanticipated increases in the number or amount of claims for which we are self-insured; changes in the U.S. healthcare environment or healthcare financing system, including regulatory, budgetary or political actions that affect healthcare spending or the practices and operations of healthcare organizations; our failure to comply with applicable laws and regulations governing individual privacy and information security or to protect such information from theft and misuse; our ability to comply with current and future legal and regulatory requirements; negative results of government or customer reviews, audits or investigations; state or federal limitations related to outsourcing of certain government programs or functions; restrictions on bidding or performing certain work due to perceived conflicts of interests; the market price of our common stock and lack of dividend payments; anti-takeover provisions in our corporate governance documents; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission.  Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact: Robert Borchert SVP, Investor Relations robert.borchert@hms.com 469-284-2140	Media Contact: Lacy Hautzinger Sr. Director, External Communications lacey.hautzinger@hms.com 469-284-7240

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue	$155,828	$148,493	$598,290	$521,212
Cost of services:
Compensation	55,438	52,264	224,893	202,049
Information technology	13,946	12,592	53,428	45,723
Occupancy	4,071	5,081	15,968	17,190
Direct project expenses	11,256	11,255	42,908	41,347
Other operating expenses	9,255	7,214	31,438	28,425
Amortization of acquisition related software and intangible assets	7,280	8,568	32,975	30,393
Total cost of services	101,246	96,974	401,610	365,127
Selling, general and administrative expenses	26,734	32,253	113,442	105,654
Settlement expense	-	-	20,000	-
Total operating expenses	127,980	129,227	535,052	470,781
Operating income	27,848	19,266	63,238	50,431
Interest expense	(2,748)	(3,137)	(11,310)	(10,871)
Interest income	489	93	1,089	295
Income before income taxes	25,589	16,222	53,017	39,855
Income taxes	(7,802)	(9,501)	(1,972)	(199)
Net Income	$33,391	$25,723	$54,989	$40,054

Basic income per common share:
Net income per common share -- basic	$0.40	$0.30	$0.66	$0.48
Diluted income per common share:
Net income per common share -- diluted	$0.38	$0.30	$0.64	$0.47
Weighted average shares:
Basic	83,983	83,605	83,625	83,821
Diluted	87,521	84,936	86,144	85,088

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$178,946	$83,313
Accounts receivable, net of allowance of $13,683 and $14,799, at December 31, 2018 and December 31, 2017, respectively	206,772	189,460
Prepaid expenses	19,970	16,589
Income tax receivable	18,817	1,892
Deferred financing costs, net	564	564
Other current assets	240	836
Total current assets	425,309	292,654
Property and equipment, net	94,435	98,581
Goodwill	487,617	487,617
Intangible assets, net	67,140	91,482
Deferred financing costs, net	1,673	2,237
Other assets	2,344	2,589
Total assets	$1,078,518	$975,160
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$74,902	$61,900
Estimated liability for appeals	21,723	30,787
Total current liabilities	96,625	92,687
Long-term liabilities:
Revolving credit facility	240,000	240,000
Net deferred tax liabilities	18,485	21,989
Deferred rent	4,118	4,852
Other liabilities	5,894	9,403
Total long-term liabilities	268,497	276,244
Total liabilities	365,122	368,931
Commitments and contingencies
Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock -- $0.01 par value; 175,000,000 shares authorized; 98,924,501 shares issued and 85,261,664 shares outstanding at December 31, 2018; 96,536,251 shares issued and 83,256,858 shares outstanding at December 31, 2017	989	965
Capital in excess of par value	425,748	368,721
Retained earnings	422,235	366,164
Treasury stock, at cost: 13,663,194 shares at December 31, 2018 and 13,279,393 shares at December 31, 2017	(135,576)	(129,621)
Total shareholders' equity	713,396	606,229
Total liabilities and shareholders' equity	$1,078,518	$975,160

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended December 31,
	2018	2017	2016
Operating activities:
Net income	$54,989	$40,054	$37,636
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	33,254	27,515	24,882
Amortization of intangible assets	24,342	22,555	20,164
Amortization of deferred financing costs	564	2,258	2,083
Stock-based compensation expense	21,507	24,143	13,277
Deferred income taxes	(3,504)	(20,409)	(7,368)
(Gain) / Loss on disposal of assets	-	209	(948)
Change in fair value of contingent consideration	(35)	(2,865)	-
Release of estimated liability for appeals	(8,436)	-	-
Changes in operating assets and liabilities:
Accounts receivable	(17,312)	(6,976)	(3,554)
Prepaid expenses	(3,381)	(1,463)	(2,399)
Other current assets	596	165	2,066
Other assets	245	124	234
Income taxes receivable / (payable)	(16,925)	1,462	(7,227)
Accounts payable, accrued expenses and other liabilities	11,181	(340)	12,116
Estimated liability for appeals	(628)	32	(2,323)
Net cash provided by operating activities	96,457	86,464	88,639
Investing activities:
Acquisition of a business, net of cash acquired	-	(171,321)	(20,678)
Proceeds from sale of cost basis investment	-	-	2,496
Purchases of property and equipment	(11,264)	(17,318)	(13,703)
Investment in capitalized software	(19,149)	(15,725)	(7,316)
Net cash used in investing activities	(30,413)	(204,364)	(39,201)
Financing activities:
Proceeds from credit facility	-	42,204	-
Payments for deferred financing costs	-	(2,269)	-
Proceeds from exercise of stock options	38,362	2,720	2,940
Payments of tax withholdings on behalf of employees for net-share settlements	(2,818)	(3,161)	(1,475)
Payments on capital lease obligations	-	(143)	(44)
Purchases of treasury stock	(5,955)	(14,137)	(20,470)
Net cash provided by/(used in) financing activities	29,589	25,214	(19,049)
Net increase (decrease) in cash and cash equivalents	95,633	(92,686)	30,389
Cash and Cash Equivalents
Cash and cash equivalents at beginning of year	83,313	175,999	145,610
Cash and cash equivalents at end of period	$178,946	$83,313	$175,999
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$22,225	$17,995	$20,326
Cash paid for interest	$10,326	$9,944	$6,196

Supplemental disclosure of non-cash activities:
Change in balance of accrued property and equipment purchases	$1,305	$51	$684

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended
(in thousands, except percentages)	December 31, 2018	December 31, 2017
Net Income	$33,391	$25,723
Net interest expense	2,259	3,044
Income taxes	(7,802)	(9,501)
Depreciation and amortization of property and equipment and intangible assets	14,376	13,564
Earnings before interest, taxes, depreciation and amortization (EBITDA)	42,224	32,830
Stock-based compensation expense	3,862	7,382
Adjusted EBITDA	$46,086	$40,212
% of Revenue	29.6%	27.1%

	Twelve Months Ended
(in thousands, except percentages)	December 31, 2018	December 31, 2017
Net Income	$54,989	$40,054

Net interest expense	10,221	10,576
Income taxes	(1,972)	(199)
Depreciation and amortization of property and equipment and intangible assets	57,596	50,070

Earnings before interest, taxes, depreciation and amortization (EBITDA)	120,834	100,501
Stock-based compensation expense	21,507	24,143
Settlement expense	20,000	-
Adjusted EBITDA	$162,341	$124,644
% of Revenue	27.1%	23.9%
Adjusted EBITDA, excluding Reserve Release	$156,041	$124,644
% of Revenue	26.5%	23.9%

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to GAAP EPS (Diluted) and Adjusted EPS (Diluted)

	Three Months Ended
(in thousands, except per share amounts)	December 31, 2018	December 31, 2017
Net Income	$33,391	$25,723

Stock-based compensation expense	3,862	7,382
Amortization of acquisition related software and intangible assets	7,280	8,568
Income tax related to adjustments (4)	(2,262)	80

Adjusted net income	$42,271	$41,753

Weighted average common shares, diluted	87,521	84,936

Diluted GAAP EPS (5)	$0.38	$0.30
Diluted adjusted EPS	$0.48	$0.49

Discrete tax benefits	$0.17	$0.25
Diluted adjusted EPS after discrete tax benefits	$0.31	$0.24

	Twelve Months Ended
(in thousands, except per share amounts)	December 31, 2018	December 31, 2017
Net Income	$54,989	$40,054
Stock-based compensation expense	21,507	24,143
Settlement expense	20,000	-
Amortization of acquisition related software and intangible assets	32,975	30,393
Income tax related to adjustments (4)	(19,216)	273
Adjusted net income	$110,255	$94,863

Weighted average common shares, diluted	86,144	85,088

Diluted GAAP EPS (5)	$0.64	$0.47
Diluted adjusted EPS	$1.28	$1.11

Discrete tax benefits	$0.19	$0.40
Reserve release benefit	$0.05	$ -

Diluted adjusted EPS after reserve release and discrete tax benefits	$1.04	$0.71

(4) Tax effect of adjustments is computed as the pre-tax effect of the adjustments multiplied by the adjusted annual effective tax rate at period end.
(5) Diluted GAAP EPS for the three months and year ended December 31, 2018 included discrete tax benefits of $0.17 per diluted share and $0.19 per diluted share, respectively, primarily related to state tax apportionments, the closure of routine outstanding prior year tax audits, the exercise of employee stock options, the abandonment of subsidiary stock related to a 2010 acquisition, and year-end federal and state tax adjustments or provision true ups.  Diluted GAAP EPS for the three months and year ended December 31, 2017 included a non-cash tax benefit of $0.25 and $0.40 per diluted share, respectively, primarily related to federal tax legislation enacted in December 2017.

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Twelve Months Ended
(In thousands)	December 31, 2018	December 31, 2017
Net cash provided by operating activities	$96,457	$86,464
Purchases of property and equipment	(11,264)	(17,318)
Investment in capitalized software	(19,149)	(15,725)

Non-GAAP free cash flow	$66,044	$53,421

Reconciliation of Total Debt to Net Leverage Ratio

	Twelve Months Ended
(In thousands, except ratios)	December 31, 2018	December 31, 2017
Total debt (6)	$240,000	$240,000
Cash and cash equivalents	(178,946)	(83,313)

Total net debt	$61,054	$156,687

Net income (7)	$54,989	$40,054
Adjusted EBITDA (8)	$162,341	$124,644
Net leverage ratio (9)	0.38	1.26

(6) Total debt consists of the outstanding principal balance under our senior secured revolving credit facility
(7) Trailing twelve months Net income
(8) Trailing twelve months Adjusted EBITDA
(9) Net leverage ratio is calculated by dividing the total net debt by the trailing twelve months' Adjusted EBITDA

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Projected 2019 Net Income to Projected 2019 EBITDA and Adjusted EBITDA

	Twelve Months Ended December 31, 2019
	Estimated Range
(in millions)	Low	High
Net Income	$64	$70

Net interest expense	12	12
Income taxes	28	27
Depreciation and amortization of property and equipment and intangible assets	44	44

Earnings before interest, taxes, depreciation and amortization (EBITDA)	148	153
Stock based compensation expense	22	22

Adjusted EBITDA	$170	$175